NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St. Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX MONTHS ENDED JUNE 30, 2011 RESULTS
AND UPDATES W AUSTIN HOTEL & RESIDENCES ACTIVITIES

HIGHLIGHTS

•
The hotel at the W Austin Hotel & Residences project opened in December 2010, delivery of the first condominium residences began in January 2011 and the music and entertainment venue, Austin City Limits Live at the Moody Theater, opened in February 2011.

•	Sales of condominium units at the W Austin Hotel & Residences project totaled 26 units for $32.1 million for second-quarter 2011 and 59 units for $63.4 million for the first six months of 2011.

•	Average occupancy at the W Austin Hotel was 78 percent during second-quarter 2011 and 76 percent during the first six months of 2011.

•	ACL Live hosted 40 events during second-quarter 2011 and 72 events during the first six months of 2011.

•	Stratus secured a $13.7 million loan for the development of Parkside Village and began construction. As of July 29, 2011, Parkside Village is 64 percent pre-leased, and leasing activities are ongoing.

•	Total debt was reduced to $180.4 million at June 30, 2011, from $201.5 million at December 31, 2010.

SUMMARY FINANCIAL RESULTS

	Second-Quarter		Six Months Ended June 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)
Revenues	$44,260	$1,765	$85,863	$4,065
Operating income (loss)	3,392	(2,712)	7,264	(5,515)
Net income (loss)	1,874	(11,652)	4,929	(13,432)
Net loss attributable to Stratus common stock	(1,652)	(11,534)	(2,533)	(13,243)

Diluted net loss per share attributable to Stratus common stock	$(0.22)	$(1.55)	$(0.34)	$(1.78)

Diluted weighted average shares of common stock outstanding	7,494	7,465	7,489	7,461

AUSTIN, TX, August 15, 2011 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $1.7 million, $0.22 per share, for second-quarter 2011, compared with a net loss of $11.5 million, $1.55 per share, for second-quarter 2010. For the first six months of 2011, Stratus reported a net loss attributable to common stock of $2.5 million, $0.34 per share, compared with a net loss of $13.2 million, $1.78 per share, for the first six months of 2010. The losses in the 2010 periods reflect a charge of $9.8 million to establish valuation allowances against net deferred tax assets.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The financial performance of the W Austin Hotel & Residences project continues to be positive. Overall project construction is substantially complete and we expect the total project cost to be close to our initial budget. We continue to evaluate additional development projects based on Austin real estate market conditions, which have shown recent signs of improvement.”

W Austin Hotel & Residences Project. Stratus' development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is being completed on schedule and within budget of approximately $300 million. The 251-room hotel, which we believe sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc. Condominium units are being completed on a floor-by-floor basis and delivery of the first condominium units began in January 2011 and is continuing. In June 2011, there were a series of incidents in which glass attached to the railings on the balconies of the condominium units at the W Austin Hotel & Residences project broke and fell to the surrounding areas, including adjoining streets and the pool deck at the W Austin Hotel. The engineering and redesign of replacement railings is in process and Stratus expects to substantially complete installation of the replacement railing system by year-end 2011. As of July 29, 2011, sales of 63 of the 159 condominium units had closed for $67.3 million and 21 of the remaining 96 condominium units were under contract. The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the new home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 79 events through July 29, 2011, and currently has booked events through January 2012. The project also has approximately 41,000 square feet of leasable office space, of which 17,500 square feet opened in March 2011, including 9,000 square feet for Stratus' corporate office. The project also includes 18,000 square feet of leasable retail space. Stratus has leased 14,500 square feet, including 10,000 square feet for Urban Outfitters, which opened on August 4, 2011, and 4,500 square feet scheduled to open later this month. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, a 92,473-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,933-square-foot building, a 10,000-square-foot building, two 7,500-square-foot buildings and a stand-alone 5,000-square-foot building. As of July 29, 2011, Parkside Village is 64 percent pre-leased, and leasing activities are ongoing.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' property sales totaled $33.1 million for second-quarter 2011, which included 26 condominium units for $32.1 million at the W Austin Hotel & Residences project, one Amarra Drive lot and one Calera Court Courtyard home, compared with $0.6 million for second-quarter 2010, which included one Calera Court Courtyard home. Stratus' property sales totaled $64.6 million for the first six months of 2011, which included 59 condominium units for $63.4 million at the W Austin Hotel & Residences project, one Meridian lot, one Amarra Drive lot and one Calera Court Courtyard home, compared with $1.5 million for the first six months of 2010, which included one Calera

Court Courtyard home and 13 lots in the Meridian development. The increase in developed property sales revenues primarily resulted from the sale of condominium units at the W Austin Hotel & Residences project, which became available in first-quarter 2011.

Hotel revenue totaled $7.1 million in second-quarter 2011 and $14.3 million for the first six months of 2011, and reflects the results of operations for the W Austin Hotel, which opened in December 2010. Hotel revenues primarily include revenues from room reservations and food and beverage sales.

Entertainment venue revenue totaled $2.6 million in second-quarter 2011 and $3.9 million for the first six months of 2011, and reflects the results of operations for ACL Live, which opened in February 2011. Venue revenues primarily include ticket sales; sales of concessions and merchandise; and sponsorships, personal seat license sales and suite sales.

Rental income from commercial leasing properties increased to $1.4 million for second-quarter 2011 from $1.1 million for second-quarter 2010, and increased to $2.8 million for the first six months of 2011, compared with $2.4 million for the first six months of 2010, primarily because of increases in rental income at 7500 Rialto and rental income from the office space at the W Austin Hotel & Residences project, which opened in March 2011.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which we discuss certain of our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales, commercial leasing activities, and development at the W Austin Hotel & Residences project. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as updated by our subsequent filings with the Securities and Exchange Commission.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011		2010	2011		2010
Revenues:
Real estate	$33,274		$633	$64,849		$1,636
Hotel	7,060		—	14,331		—
Entertainment venue	2,553		—	3,910		—
Rental	1,373		1,132	2,773		2,429
Total revenues	44,260		1,765	85,863		4,065
Cost of sales:
Real estate	27,582	[a]	1,831	53,013	[a]	3,937
Hotel	6,189		—	12,438		—
Entertainment venue	2,578		—	4,118		—
Rental	739		666	1,468		1,411
Depreciation	2,109		409	3,924		829
Total cost of sales	39,197		2,906	74,961		6,177
General and administrative expenses	1,671		1,571	3,638		3,403
Total costs and expenses	40,868		4,477	78,599		9,580
Operating income (loss)	3,392		(2,712)	7,264		(5,515)
Interest expense, net	(1,461)		—	(2,295)		—
Other income, net	197		9	466		227
Income (loss) before income taxes and equity in unconsolidated affiliate's loss	2,128		(2,703)	5,435		(5,288)
Equity in unconsolidated affiliate's loss	(89)		(73)	(165)		(149)
Provision for income taxes	(165)		(8,876)	(341)		(7,995)
Net income (loss)	1,874		(11,652)	4,929		(13,432)
Net (income) loss attributable to noncontrolling interest in subsidiaries[b]	(3,526)		118	(7,462)		189
Net loss attributable to Stratus common stock	(1,652)		(11,534)	(2,533)		(13,243)

Net loss per share attributable to Stratus common stock:
Basic and diluted	$(0.22)		$(1.55)	$(0.34)		$(1.78)

Weighted average shares of common stock outstanding:
Basic and diluted	7,494		7,465	7,489		7,461

a. Includes $0.7 million associated with building repair costs at the W Austin Residences.
b. Primarily relates to the operations of W Austin Hotel & Residences project.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2011		December 31, 2010
ASSETS
Cash and cash equivalents	$6,736	[a]	$11,730
Real estate held for sale	26,477		27,312
Real estate under development	129,919		189,057
Land held for future development	57,965		57,822
Real estate held for investment	189,989	[b]	143,049
Investment in unconsolidated affiliate	3,419		3,084
Other assets	16,638		23,132
Total assets	$431,143		$455,186

LIABILITIES AND EQUITY
Accounts payable	$13,421		$19,397
Accrued liabilities	8,040		8,580
Deposits	3,679		9,296
Debt	180,369		201,523
Other liabilities	3,166		3,590
Total liabilities	208,675		242,386

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	84		84
Capital in excess of par value of common stock	197,966		197,773
Accumulated deficit	(53,868)		(51,335)
Common stock held in treasury	(18,028)		(17,972)
Total Stratus stockholders' equity	126,154		128,550
Noncontrolling interest in subsidiaries[c]	96,314		84,250
Total equity	222,468		212,800
Total liabilities and equity	$431,143		$455,186

a.	Includes $2.7 million of cash and cash equivalents available to Stratus and $4.0 million of cash and cash equivalents primarily associated with the W Austin Hotel & Residences project.

b.
Includes $39.7 million of assets related to ACL Live and office space at the W Austin Hotel & Residences project that were reclassified from real estate under development during the first six months of 2011.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2011	2010
Cash flow from operating activities:
Net income (loss)	$4,929	$(13,432)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,924	829
Cost of real estate sold	43,300	1,122
Deferred income taxes	—	7,973
Stock-based compensation	213	289
Equity in unconsolidated affiliate's loss	165	149
Deposits	139	(2,169)
Purchases and development of real estate properties[a]	(26,393)	(25,083)
Decrease in other assets	27	495
Decrease in accounts payable, accrued liabilities and other	(547)	(1,001)
Net cash provided by (used in) operating activities	25,757	(30,828)

Cash flow from investing activities:
Development of commercial leasing properties	(2,904)	(2,718)
Development of hotel	(5,365)	(16,709)
Development of entertainment venue	(5,092)	(7,297)
Investment in unconsolidated affiliate	(500)	(15)
Net cash used in investing activities	(13,861)	(26,739)

Cash flow from financing activities:
Borrowings from credit facility	13,000	15,359
Payments on credit facility	(1,626)	(1,333)
Borrowings from project and term loans	25,780	34,500
Payments on project and term loans	(58,308)	(4,208)
Noncontrolling interest contributions	4,602	12,190
Net payments for stock-based awards	(75)	(7)
Financing costs	(263)	(1,105)
Net cash (used in) provided by financing activities	(16,890)	55,396
Net decrease in cash and cash equivalents	(4,994)	(2,171)
Cash and cash equivalents at beginning of year	11,730	15,398
Cash and cash equivalents at end of period	$6,736	$13,227

a.	Primarily includes capital expenditures associated with the condominium units at the W Austin Hotel & Residences project.

III